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                                                                    EXHIBIT 2.1


                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

         THIS IS AN AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of February 5, 1999 by and among DIGITAL TRANSMISSION SYSTEMS, INC., a Delaware corporation, ("Seller"), SOUTHTECH, INC., a Georgia corporation ("Target") and wholly-owned subsidiary of Seller, CHAPALA COMMUNICATIONS, INC., a Georgia corporation ("Buyer") and an affiliate of Mixbaal, S.A. de C.V., a Mexican corporation ("Mixbaal") and MIXBAAL (solely for the limited purpose set forth in Section 5A hereof). This Agreement supercedes in all respects the Stock Purchase Agreement dated January 22, 1999 by and among Seller, Target, Buyer and Mixbaal.

                              BACKGROUND STATEMENT

         Seller is engaged in the business of design, manufacture, sales and marketing of telecommunications products and Target is in the same business primarily targeting international markets. Seller wishes to sell, and the Buyer wishes to purchase, all of the issued and outstanding shares of capital stock of Target (the "Target Shares") effective as of the Closing Date (as defined herein) on the terms and subject to the conditions set forth in this Agreement.

                             STATEMENT OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.       SALE AND PURCHASE OF STOCK.

         1.1      Sale and Purchase of Stock.

         (a) Subject to the terms and conditions of this Agreement, at the closing referred to in Section 3 (the "Closing"), (i) Seller shall sell and transfer the Target Shares to Buyer; (ii) the Buyer shall purchase the Target Shares and (iii) each of the parties to this Agreement shall also take the other actions that this Agreement contemplates that it will take.

         (b) For purposes of this Agreement, the "Business" means the manufacture, distribution and sale of SKYPLEX I and SKYPLEX II and DIV products.
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2.       PURCHASE PRICE AND PAYMENTS

         2.1      Purchase Price.

         (a) The purchase price (the "Purchase Price") for the Target Shares shall be 1,000,000 shares of Buyer's Series A Preferred Stock, $.001 par value (the "Buyer Shares") adjusted by prorations and other deductions, payments and withholdings to be paid or otherwise borne by Seller or Buyer pursuant to this Agreement, and subject to adjustment following the Closing as provided in Section 2.2. The Buyer Shares shall represent a 19.5% equity interest in Buyer as of the Closing Date.

         2.2      Post Closing Adjustment.

         (a) Closing Date Balance Sheet. As soon as practicable after the Closing, but in no event later than sixty (60) days following the Closing Date, Seller shall prepare a balance sheet for the Business as of the Closing Date (the "Closing Date Balance Sheet") in accordance with the books and records of the Business and the accounting principles applied by Seller in preparing the most recent Business Financial Statements as defined in Section 4.4. The Seller shall calculate the amount, if any, by which the working capital of the Business (the total of accounts receivable and inventory, net of allowances, plus prepaid expenses, less accounts payable and accrued expenses) as of the Closing Date Balance Sheet is less than (-$1,063,296) (the "Balance Sheet Shortfall") or the amount, if any, by which such working capital as of the Closing Date is greater than (-$1,063,296) (the "Balance Sheet Excess").

         (b) Verification of Calculations. The Buyer shall have 30 days after the delivery by Seller of the calculation of the Closing Date Balance Sheet to verify the calculations, and Seller shall cooperate with Buyer to support and document such calculation and lists. In the event Buyer does not object to any such calculation or list within such 30 day period, then it shall become final and binding on the parties hereto. If Buyer objects to any portion of such calculation or list, it shall notify the Seller within such 30 day period, and the Seller and the Buyer will attempt to resolve such dispute, but if they are unable to do so within 10 days after delivery of any such objection and any unresolved aspects represent an amount in excess of $5,000, the parties will submit the unresolved aspects to the Atlanta office of KPMG Peat Marwick or another mutually satisfactory "Big Six" accounting firm to resolve the dispute and make a determination binding on the parties hereto. If any such unresolved aspect represents an amount equal to or less than $5,000, Seller's calculation shall be binding on the parties hereto. The fees and expenses charged by the accounting firm used to resolve any dispute pursuant to this subsection shall be shared one-half by Seller and one-half by Buyer.

         (c) Post Closing Adjustment. Within 10 business days following the final determination of the Balance Sheet Shortfall, Seller shall pay to Buyer, any Balance Sheet



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Shortfall or within 45 days following the final determination of the Balance
Sheet Excess, Buyer shall pay to Seller, any Balance Sheet Excess.

         (d) Allocation. The allocation of the Purchase Price is set forth on Schedule 2.2(d), and Buyer and Seller will take positions consistent therewith on all tax returns filed by them or including them.

3.       CLOSING

         3.1      Closing Date.

         The Closing of the transactions contemplated herein to occur on the Closing Date (as defined hereafter) shall take place at 999 Peachtree St., Atlanta, GA on February 5, 1999 or on a date and at a time agreed upon by the parties, but in no event later than 10:00 A.M. on the fifth day after all the conditions specified in Sections 7.1 and 7.2 have been satisfied or waived in writing, (the "Closing Date"). At the Closing, the parties shall execute and deliver the documents referred to in Section 8 of this Agreement.

         3.2      Termination.

         This Agreement may be terminated and abandoned at any time prior to the Closing:

         (a)      by mutual consent in writing by Buyer and Seller;

         (b) by Buyer or Seller if the Closing has not occurred by February 5, 1999;

         (c) by Buyer if any condition set forth in Section 7.1 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Seller on or before February 5, 1999 and Buyer has not waived such condition on or before the Closing Date;

         (d) by Seller if any condition set forth in Section 7.2 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Buyer on or before February 5, 1999 and Seller has not waived such condition on or before the Closing Date; and

         (e)      in the event that the commitment letter attached to Schedule
5.5 fails to remain in effect through the Closing Date and Buyer does not secure written commitments for alternate sources of financing reasonably acceptable to Seller, Seller shall have the right to terminate the Agreement.

         3.3      EFFECT OF TERMINATION.



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         In the event of a termination and abandonment of this Agreement pursuant to Section 3.2, this Agreement shall forthwith become void and of no further effect, without any liability or obligation on the part of any party hereto, other than the provisions of Sections 6.1, 6.5, 6.6 and 10.1, it being understood that the parties' liabilities and obligations under Sections 6.1, 6.5, 6.6 and 10.1 shall survive the termination and abandonment of this Agreement in the absence of a written agreement between the parties after the date hereof expressly to the contrary. Notwithstanding the foregoing, in the event of a termination and abandonment of this Agreement pursuant to Section 3.2(b), 3.2(c ), or 3.2(d) nothing contained in this Section 3.3 shall relieve any party from liability for any breach of any covenant or agreement in this Agreement or for any intentional misrepresentation or intentional breach of warranty, and any such termination and abandonment shall be without prejudice to the rights of any other party hereto arising out of such breach or intentional misrepresentation or breach.

4.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller represents and warrants to and agrees with Buyer as follows:

         4.1      Organization, Standing and Authority.

         Each of Target and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and Delaware, respectively. Each of Target and Seller is duly qualified to do business and is in good standing in all jurisdictions (whether federal, sate, local, or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failures which would not have a material adverse effect on the Business taken as a whole. Target has all requisite corporate power and authority to carry on the Business as now conducted. The execution, delivery and performance of this Agreement and the other documents and agreements contemplated hereby by Seller or Target have been duly authorized by all necessary corporate action and each of this Agreement and the other documents an agreements contemplated hereby constitutes the valid and binding obligation of Seller or Target enforceable against it in accordance with its terms.

         4.2      Non-Contravention.

         Except as set forth on Schedule 4.2, the execution and delivery of this Agreement and the other documents and agreements contemplated hereby by Seller or Target do not and the consummation by Seller or Target of the transactions contemplated hereby will not violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller or Target, or violate, or result (whether or not with the giving of notice or the lapse of time or both) in a violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether or not with the giving of notice or lapse of time or both), an obligation under, or result in the creation or imposition of any lien upon any of the property of Target pursuant to any provision of any lien, mortgage, lease, agreement, license or instrument, or any statute, law, ordinance, code, rule, regulation, policy or guideline of any federal, state, local or other governmental authority (collectively, "Laws"), or any order, arbitration, award, injunction, judgment or decree (collectively "Orders") to which Target is a party or by which it is bound and



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the same does not and will not constitute an event permitting termination of any lien, mortgage, lease, agreement, license or instrument to which Target is a party.

         4.3      Capitalization.

         The authorized equity securities of Target consists of 1,000 shares of common stock no par value, of which 100 shares are issued and outstanding and constitute the Target Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Target Shares free and clear of all encumbrances. All of the outstanding equity securities of Target have been duly authorized and validly issued and are fully paid and non-assessable. There are no contracts relating to the issuance, sale or transfer of any of the Target Shares. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, right to subscribe, conversion rights or other agreements to which Seller is a party or which are binding on Seller providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement).

         4.4      Consents, Etc.

         Except as set forth on Schedule 4.4 or 4.2, no consent, authorization, order or approval of, or filing or registration with, any governmental department, commission, board, agency, court or other regulatory body (collectively "Governmental Authority") or other person is required for or in connection with the execution and delivery of this Agreement and the other documents and agreements contemplated hereby by Seller and the consummation by the Seller or Target of the transactions contemplated hereby.

         4.5      Financial Statements.

         (a) Seller has previously furnished Buyer with a copy of the unaudited balance sheets of the Business of Target dated October 31, 1998 and November 30, 1998 and with a copy of the unaudited income statements of the Business as of September 30, 1998 for the quarter then ended, which income statements have been prepared by the financial staff of Seller and reviewed by KPMG Peat Marwick (all of which are referred to herein as the "Business Financial Statements"). The Business Financial Statements have been prepared from the books and records of the Business and the income statements have been prepared in the manner described on Schedule 4.5. The Seller has provided the Buyer all available interim financial statements since the Business Financial Statements.

         (b) Since the respective dates of the Business Financial Statements, there has not been any material adverse change in the condition, financial position, results of operation, business or prospects of the Business.

         4.6      Title to Properties.

           Schedule 4.6(a) is a complete list of all of the assets owned by Target. Target owns all of the assets shown on Schedule 4.6(a) subject to no liens except (i) liens for taxes not yet due and payable; and (ii) liens imposed by Law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, material and service suppliers and the like.



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Seller or Target does not own any real property used in connection with the operation of the Business, and has valid leasehold interests in all real properties reflected in Schedule 4.6(b) as leased by it, free and clear of all liens, except for: (i) those disclosed in Schedule 4.6(b) (ii) liens for taxes not yet delinquent; (iii) liens of landlords, carriers, warehousemen, mechanics, material and service suppliers and repairmen incurred in the ordinary course of business for sums not yet delinquent; and (iv) other liens which do not impair the use of the subject property (collectively "Permitted Liens"). Except as set forth in Schedule 4.6(b), (a) Seller or Target is not in default under any lease and there is no outstanding notice of termination or cancellation in connection with any lease; and (b) there is no pending, or to the Seller's knowledge, contemplated eminent domain or condemnation proceedings, or proceedings under any environmental Law concerning the disposal of any hazardous substance, affecting any of the real properties.

         4.7      Adequacy; Condition.

         Except as set forth on Schedule 4.7, the real properties and the personal and mixed properties owned or leased by Target and used in the operation of the Business (collectively the "Properties") are in good operating condition in all material respects for the conduct of the Business as presently conducted. No person other than Target is entitled to possess or use any of the Properties. Target owns or leases all Properties which are necessary to conduct the Business as it is currently conducted.

         4.8      Books and Records.

         The books of account, minute books, stock record books, and other records of Target are complete and correct and have been maintained in accordance with sound business practices. The minute book of Target contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and the Board of Directors of Target. At the Closing, all books and records of Target will be in the possession of Target.

         4.9      Material Contracts.

         Schedule 4.9 sets forth each contract relating to the Business to which Target is a party and pursuant to which any party thereto is obligated to make payments after the date of this Agreement aggregating for each such contract more than $25,000 (collectively "Material Contracts"). Except as set forth on Schedule 4.9, Target is not a party to, or bound by, any Material Contract of any kind to be performed in whole or part after the Closing with respect to the Business. As to the Material Contracts, except as set forth on
Schedule 4.9, (a) all such Material Contracts are in full force and effect and constitute valid and binding obligations of Seller or Target and , to the knowledge of Seller, any other parties thereto; (b) there has not been and there currently is no default thereunder by Target or, to the knowledge of Seller, any other party thereto; and no event has occurred which (whether with or without notice, lapse of time or the happening of any other event) would constitute a default by Target thereunder entitling any other party thereto to terminate the Material Contract. Except as disclosed on Schedule 4.9, no consent of any party to any Material Contract is required in connection with the consummation by Seller or Target of the transactions contemplated by this Agreement.



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         4.10     Litigation.

         Except as disclosed on Schedule 4.10, (a) there is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Seller, contemplated or threatened against Target or any of Target's Properties; and
(b) Target is not a party to or bound by any Order of any Governmental Authority, arbitrator or any other person outstanding against Target which, when considered individually or in the aggregate with all such other Orders, would have a material adverse effect on the Business.

         4.11     Intellectual Property.

         Schedule 4.11 sets forth all registered patents, trademarks, service marks, trade names, brand names, copyrights or applications for the foregoing (collectively the "Intellectual Property") owned or used by Target in the Business together with a list of all licenses related thereto. Except as set forth on Schedule 4.11, Target owns all of the Intellectual Property, free and clear of all Liens, and except as set forth on Schedule 4.11 owns or has adequate rights to use all computer programs, firmware and documentation relating thereto, trade secrets and other intellectual properties which are used in or necessary for the conduct of the Business.

         To the best of Seller's knowledge, Target, in connection with the Business, does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another. Target, in connection with the Business, is not in default under, and has not received, any notice of any claim of infringement or any other claim or proceeding relating to any such patent trademark, trade name, service mark, copyright or trade secret.

         4.12     Liabilities.

         Except as set forth on Schedule 4.12, Target has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise).

         4.13     Employees.

         Attached as Schedule 4.13 is a list of each employee of the Business setting forth such employee's compensation and date of hire. Seller has not received notice of the resignation of any employee and has no knowledge of any actual or threatened strike of any kind with respect to the Business.



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         4.14     Licenses and Permits; Compliance with Law.

         Target holds all licenses, certificates, permits, franchise and rights from all appropriate federal, state or other public authorities necessary for the conduct of the Business. Except as noted in Schedule 4.14, Target is presently conducting the Business in compliance in all material respects with all Laws. Target neither is presently charged with nor is under governmental investigation with respect to any actual or alleged violation of any Law.

         4.15     Employee Benefit Plans.

         Schedule 4.15 lists every pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance, vacation, bonus, commission or other incentive plan, arrangement or agreement, any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan currently maintained by Seller or Target for the employees or agents or former employees or agents or retirees of the Business.

         4.16     Insurance.

         Set forth in Schedule 4.16 is a complete list of all insurance policies which Seller or Target has maintained with respect to the Business within the preceding two (2) years. Except as set forth in Schedule 4.16, such policies are in full force and effect and no event has occurred which would give an insurance carrier the right to terminate any such policy.

         4.17     Affiliate Transactions.

         Except as set forth in Schedule 4.17, no officer or director of Seller or Target possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of Seller or Target with respect to the Business (except as a stockholder holding less than a five (5%) percent interest in a corporation whose shares are traded on a national or regional securities exchange or any over the counter market).

         4.18     Accounts Receivable.

         The accounts receivable of Target arising from the Business as set forth on the January 1, 1999 balance sheet or arising since the date thereof have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice. The allowance for doubtful accounts is consistent with the experience of the Business during the past year.



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         4.19     Inventory.

         Except as set forth on Schedule 4.19, all inventory of Target used in the Business, including without limitation, raw materials, work in process and finished goods, reflected on the Closing Date Balance Sheet was acquired and has been maintained in the ordinary course of the Business and has been consistently valued at the lower of cost or market. Target is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers.

         4.20     Assessments or Hazards.

         Seller or Target has received no notices, oral or written, from any governmental body, that the assessed value of the real property used in the Business has been determined to be greater than that upon which county, township or school tax was paid for the 1997 tax year applicable to each such tax, or from any insurance carrier of seller or target of fire hazards with respect to the real property used in the Business.

         4.21     Documents.

         All copies of documents provided to Buyer by Seller are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

         4.22     Environmental Matters.

         (a) To the best of Seller's knowledge, Seller or Target has delivered to Buyer all reports and other material documentation with respect to violations of environmental Laws at the facilities used in connection with the Business. To the best of Seller's knowledge and except as disclosed on Schedule 4.22, Seller has not violated any Law governing the pollution or protection of the environment, and no such violation exists with respect to any facility used in connection with the Business.

         (b) Except as set forth on Schedule 4.22, Seller or Target has obtained all material permits, licenses and other authorizations which are required to be held by Target in connection with the conduct of the Business under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances.

         (c) Except as set forth in Schedule 4.22, to the best of Seller's knowledge, Target is in full compliance in the conduct of the Business with all terms and conditions of the required



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permits, licenses and authorizations except to the extent such noncompliance would not result in a material adverse effect on the Business.

         (d) Seller and Target agree to cooperate with Buyer in connection with Buyer's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving the Business including, but not limited to, ISO 9001 certification.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Seller as follows:

         5.1      Existence, Power and Authorization.

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of Georgia and has the corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by Buyer of this Agreement and the other documents and agreements contemplated hereby have been duly authorized by all necessary corporate action of Buyer and each of this Agreement and the other documents and agreements contemplated hereby constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms.

         5.2      Non-Contravention.

         Except as set forth on Schedule 5.2, the execution and delivery of this Agreement and the other documents and agreements contemplated hereby do not, and the consummation by Buyer of the transactions contemplated hereby will not, violate or conflict with any provision of the Charter or Bylaws of Buyer, or require any consent or authorization of, or filing or registration with, any Governmental Authority, or any consent or approval under, or constitute a violation of any Laws or Orders applicable to Buyer including, without limitation, the registration or broker-dealer requirements of any federal or state securities laws.

         5.3      Capitalization.

         The authorized equity securities of Buyer consist of 49,000,000 shares of Common Stock, par value $.001 per share, of which 4,128,205 shares are issued and outstanding and upon the consummation of the transactions contemplated by this Agreement, 1,000,000 shares of Series A Preferred Stock, $.001 par value. Mixbaal and Juan Milton Garduno own all of the issued and outstanding shares of Buyer Common Stock and upon the Closing, Seller shall own all of the issued and outstanding shares of the Series A Preferred Stock. Upon issuance, all of the Buyer Shares will be validly issued, fully paid and nonassessable, will be free from, and will not be issued in violation of any, preemptive rights.



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         5.4      Litigation.

         There is no claim, action, suit, proceeding or investigation pending, or to the knowledge of Buyer, contemplated or threatened against Buyer.

         5.5      Financing Arrangements.

         Buyer has received the commitment letter attached as Schedule 5.5 from Sirrom Capital Corporation and such commitment is still in effect.

5A.      REPRESENTATIONS AND WARRANTY OF MIXBAAL. Mixbaal represents and warrants to Seller as follows:

         5A.1     Assets and Liabilities. Upon consummation of the transactions contemplated by this Agreement, Buyer will own no assets other than the capital stock of Target.

6.       FURTHER AGREEMENTS OF THE PARTIES

         6.1      Investigation.

         Prior to the Closing, Buyer may make or cause to be made such investigation of the Business as Buyer deems necessary or advisable, provided that such investigation shall not unreasonably interfere with normal operations of Seller or Target. Seller or Target shall permit Buyer and its authorized representatives to have or cause them to be permitted to have, after the date hereof and until the Closing, access to the premises, books and records of the Business at reasonable hours, and the officers of Seller or Target will furnish Buyer with such financial and operating data and other information with respect to the Business as the Buyer shall from time to time reasonably request.

         6.2      Conduct of the Business Pending the Closing.

         From the date of this Agreement through the Closing, Seller or Target shall operate the Business in the ordinary course in accordance with past practices, and shall a) continue to maintain and service the physical assets used in the conduct of the Business in the same manner as has been its consistent past practice, and b) use commercially reasonable efforts to keep available the services of the present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business.

         6.3      Regulatory Filings.



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         As promptly as practicable after the execution of this Agreement each party shall, in cooperation with the other, make all required filings, if any, in connection with the transactions contemplated by this Agreement with Governmental Authorities and take such further action as may be required in connection therewith. Each party shall furnish the others all information in its possession necessary for compliance with the provisions of this Section 6.3.

         6.4      Cooperation.

         Upon the execution of this Agreement and thereafter, each party shall take such actions and execute and deliver such documents as may be reasonably requested by the other party hereto in order effectively to consummate the transactions contemplated by this Agreement.

         6.5      Expenses.

         Except as otherwise specifically provided in this Agreement, each party shall bear its own expenses in connection with this Agreement and in connection with all obligations required to be performed by it under this Agreement.

         6.6      Publicity.

         Each party shall consult with and obtain the consent of the other before issuing any press release or other public announcement or communication regarding the transactions contemplated by this Agreement, unless any such release is required to discharge its legal obligations (in which case it shall consult with the other party before issuing the release).

         6.7      Post-Closing Assistance.

         (a) From time to time after the Closing, each party shall provide the others with information reasonably requested by such party which is necessary to prepare all financial, accounting and other reports and tax returns with respect to periods up to the Closing that are required by such party in connection with the preparation or filing of financial, accounting and other reports and tax returns, and each party shall preserve all records and information necessary to meet the foregoing obligations for a reasonable period of time.

         (b) From time to time after the Closing, each party shall provide the other with information or data reasonably requested in connection with any third-party claims or litigation with respect to which Seller or Buyer may be required to indemnify the other under this Agreement.



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         6.8      Employee Matters.

         The following subsections set forth the parties' agreement with respect to the treatment of Target's employees (the "Business Employees"). Except as otherwise specifically set forth in this Section 6.8 (and only for the limited purposes described herein), effective as of the end of the day immediately preceding the Closing Date, all Business Employees shall cease to be participants in or otherwise covered by Seller's pension and welfare benefit plans, including plans, programs, policies and arrangements which provide retirement benefits, medical and dental coverage, accident and life insurance, disability coverage, vacation and severance pay ("Employee Benefit Plans"). Seller acknowledges that Target sponsors no such plans; instead, Target's employees are permitted to participate in such plans sponsored by Seller.

         (a) Termination Rehire. Effective as of the end of the day immediately preceding the Closing Date, Target shall terminate the employment of all Business Employees. Effective as of the Closing Date, Buyer shall make offers of employment (which shall include Buyer's agreement set forth below with respect to participation in Buyer's employee benefit plans) to all Business Employees. Buyer shall pay Business Employees who are hired by Buyer ("Hired Business Employees") the same salary or hourly rate of pay as was paid to such Hired Business Employees by Target immediately prior to the Closing Date. Hired Business Employees shall be given credit by Buyer for the service such employees had with Seller or Target immediately prior to the Closing Date for purposes of participation and vesting under Buyer's Employee Benefit Plans, but only as and to the extent such plans are provided. Effective as of the Closing Date, Buyer shall include Hired Business Employees in its Employee Benefit Plans, but only as and to the extent such plans are provided.

         (b) Pension Plans. Effective as of the end of the day immediately preceding the Closing Date, Business Employees shall cease to accrue benefits, but will continue to be participants under Seller's or Target's employee benefit pension plans ("Seller's Pension Plans"), as that term is defined in the Employee Retirement Income Security Act of 1974 ("ERISA") as amended. Business Employees shall cease being participants under Seller's Pension Plans upon final payment of all vested benefits payable thereunder in accordance with the terms of the Seller's Pension Plans. Effective as of the Closing Date, Buyer shall include Hired Business Employees in its applicable employee benefit pension plans, if any. Buyer shall assume no liability with respect to Seller's Pension Plans as a result of the transactions contemplated in this Agreement.

         (c) Health Coverage. Effective as of the end of the day immediately preceding the Closing Date, Business Employees shall no longer be covered by Seller's health plans. Seller shall be responsible for providing Business Employees who terminate or otherwise become subject to a "qualifying event" (as defined in Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") prior to the Closing Date the election of group health continuation coverage required by Section 4980B of the Code ("Continuation Coverage"), under the terms of the health plans maintained by Seller.

         Effective as of the Closing Date, Hired Business Employees will be eligible for coverage under Buyer's medical and dental plans as and to the extent such plans are provided, and Buyer's medical and dental plans shall provide for waiver of preexisting conditions. Buyer shall perform the duties required of a successor employer with respect to Continuation Coverage, only as applicable to Hired Business Employees, including, but not limited to, making such coverage available to Hired Business Employees upon their termination of employment with Buyer on or after the Closing Date to the extent required by law.

         (d) Vacation. Buyer shall recognize all earned but unused vacation of the Hired Business Employees under Seller's or Target's existing vacation policy and shall permit the Hired Business Employees to use such earned, but unused vacation during a reasonable period of time in accordance with buyer's vacation policy in effect on the Closing Date or as adopted thereafter. A schedule of all vacation accruals is attached hereto as Schedule 6.8(d).

         (e) Worker's Compensation. Seller shall remain responsible for all worker's compensation claims made by Business Employees based on occurrences prior to the Closing Date, and Buyer shall be responsible for all worker's compensation claims made by Hired Business Employees based on occurrences on and after the Closing Date.

         (f) Severance. Buyer shall maintain, for six months following the Closing Date, a severance plan for Hired Business Employees who are involuntarily terminated by Buyer because of job elimination or workforce reduction that provides severance benefits that are substantially similar to the severance benefits provided by Seller set forth in Schedule 6.8, if any, to similarly situated employees whose jobs are eliminated immediately prior to the Closing Date. In the event Seller offers no such benefits, Buyer shall have no duty to provide them.

         (g) Health Plans. In the case of Hired Business Employees who are eligible for health benefits under both Seller's and Buyer's health plans, to the extent provided, Buyer's health plan shall have primary responsibility for such Hired Business Employee's health claims and Seller's retiree health plan shall have secondary responsibility with respect to claims arising after the Closing Date.

         (h) Stock Options. As of the Closing Date, each Target employee holding options to acquire stock in Seller (the "Employee Stock Options") shall be entitled to exercise such options in accordance with Seller's 1992 Stock Options Plan or 1996 Stock Option Plan and Seller's qualified employee stock purchase plan. Prior to the Closing Date, Seller shall provide notice to Target employees who hold such options of the opportunity to exercise their options.

         (i) Other Employment-Related Liabilities. The parties agree that, except as explicitly set forth above, Seller shall be liable for all employment-related liabilities of the Business Employees which occur (whether reported or unreported) through the end of the day immediately preceding the Closing Date, and Buyer shall be and become liable for all employment-related liabilities of the Hired Business Employees from and after the Closing Date.

         (j) Limitation of Enforcement. This Section 6.8 is an agreement solely among Target, Seller and Buyer. Nothing in this Section 6.8, whether express or implied, confers upon any employee of Target, Buyer or Seller (including the Business Employees and the Hired Business Employees) or any other person, any rights or remedies, including, but not limited to (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits, of any kind or nature whatsoever, as a result of this Section 6.8.

         6.9      Insurance; Risk of Loss.

         Effective as of the Closing Date: (a) Seller will cause the termination of all coverage relating to the Properties under the policies of insurance or cancelable surety bonds referred to in Section 4.16; and (b) Buyer shall become solely responsible for all insurance coverage and related risk of loss based on events occurring on and after the Closing date with respect to the Properties and the Business. To the extent that after the Closing any party hereto requires any information regarding claim data, payroll or other information in order to make filings with insurance carriers or self insurance regulators from another party hereto, the other party will promptly supply such information.

         6.10     Noncompetition; Nondisclosure - Seller.

         (a) Scope and Reasonableness of Restrictions. Seller acknowledges that Buyer presently sells products throughout North America, Latin America, Europe, Middle East, Africa and the Asia Pacific region (the "Territory"). Seller further acknowledges that Buyer would not enter into any of the transactions contemplated by this Agreement without the assurance that Seller will not engage in the activities prohibited by this Section 6.10 without the consent of Buyer as and for the periods set forth, and, in order to induce Buyer to consummate the transactions contemplated by this Agreement, Seller agrees to restrict its actions throughout the Territory or otherwise as provided in this Section 6.10. Seller acknowledges that such restrictions are reasonable in light of the businesses of Buyer and the benefits of the transactions contemplated by this Agreement to Seller.

         (b) Noncompetition. Seller agrees that for a period of two years ("Noncompete Period") it will not, directly or indirectly, have any interest in, except for ownership of no more than five (5) percent of the equity securities of any publicly held corporation, enter the employment of, act as agent, broker or distributor for or advisor or consultant to, or in any way assist (whether by solicitation of customers or employees or otherwise) any person, firm, corporation or entity which is engaged, or with respect to which it has actual knowledge such entity is undertaking to become engaged, in any business involving the following product categories:

                           Spread spectrum radios

                           Microwave Modems

provided, however, Seller shall not be in breach of this Section 6.10 to the extent it engages in the resale of such products on Buyer's behalf pursuant to a written agreement with Buyer.

         (c)      Remedies. Seller acknowledges that any violation of this
Section 6.10 may cause irreparable harm to Buyer and other damages are not an adequate remedy. Seller therefore agrees that Buyer shall be entitled to an injunction by an appropriate court in the appropriate jurisdiction, enjoining Seller from the continuance of any such violation, in addition to any monetary damages which might occur by reason of the violation of the prohibitions of this Section 6.10. Nothing in this Agreement shall restrict any rights that Buyer may have at law or in equity with respect to matters covered by this
Section 6.10.

         (d) Modification. It is understood and agreed by the parties hereto that should any portion, provision or clause of this Section 6.10 be deemed too broad to permit enforcement to its full extent, then it shall be enforced to the maximum extent permitted by Law, and Seller hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         (e)      Covenants Independent. The covenants set forth in this
Section 6.10 shall be deemed and shall construed as separate and independent covenants, and should any part or provision of such covenants be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void or unenforceable any other part or provision thereof or any separate covenant not declared invalid, void, or unenforceable; and this Agreement and this Section
6.10 shall in that case be construed as if the void, invalid or unenforceable provisions were omitted.

         6.11     Noncompetition; Nondisclosure - Buyer.

         (a) Scope and Reasonableness of Restrictions. Buyer acknowledges that Seller presently sells products throughout North America, Latin America, Europe, Middle East, Africa and the Asia Pacific region (the "Territory"). Buyer further acknowledges that Seller would not enter into any of the transactions contemplated by this Agreement without the assurance that Buyer will not engage in the activities prohibited by this Section 6.11 without the consent of Seller as and for the periods set forth, and, in order to induce Seller to consummate the transactions contemplated by this Agreement, Buyer agrees to restrict its actions throughout the Territory or otherwise as provided in this Section 6.11. Buyer acknowledges that such restrictions are reasonable in light of the businesses of Seller and the benefits of the transactions contemplated by this Agreement to Buyer.

         (b) Noncompetition. Buyer agrees that for a period of two years ("Noncompete Period") it will not, directly or indirectly, have any interest in, except for ownership of no more than five (5) percent of the equity securities of any publicly held corporation, enter the employment of, act as agent, broker or distributor for or advisor or consultant to, or in any way assist (whether by solicitation of customers or employees or otherwise) any person, firm, corporation or entity which is engaged, or with respect to which it has actual knowledge such entity is undertaking to become engaged, in any business involving the following product categories:

                           Multiplexers
                           Cross Connect Switches

provided, however, Buyer shall not be in breach of this Section 6.11 to the extent it engages in the resale of such products on Seller's behalf pursuant to a written agreement.

         (c)      Remedies. Buyer acknowledges that any violation of this
Section 6.11 may cause irreparable harm to Seller and other damages are not an adequate remedy. Buyer therefore agrees that Seller shall be entitled to an injunction by an appropriate court in the appropriate jurisdiction, enjoining Buyer from the continuance of any such violation, in addition to any monetary damages which might occur by reason of the violation of the prohibitions of this Section 6.11. Nothing in this Agreement shall restrict any rights that Seller may have at law or in equity with respect to matters covered by this
Section 6.11.

         (d) Modification. It is understood and agreed by the parties hereto that should any portion, provision or clause of this Section 6.11 be deemed too broad to permit enforcement to its full extent, then it shall be enforced to the maximum extent permitted by Law, and Buyer hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         (e)      Covenants Independent. The covenants set forth in this
Section 6.11 shall be deemed and shall construed as separate and independent covenants, and should any part or provision of such covenants be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void or unenforceable any other part or provision thereof or any separate covenant not declared invalid, void, or unenforceable; and this Agreement and this Section
6.11 shall in that case be construed as if the void, invalid or unenforceable provisions were omitted.

         6.12     Delivery of Schedules.

         The parties acknowledge that the schedules to this Agreement (the "Schedules") have not been delivered as of the date hereof, and agree that Buyer shall deliver the Schedules within five days following the date of this Agreement. Prior to the Closing, Seller shall prepare as necessary revised schedules (the "Revised Schedules") to its representations and warranties in
Article 4. If the Schedules or the Revised Schedules disclose a material adverse change in the Business from that represented on the date of this Agreement, Buyer may terminate this Agreement with no further liabilities or obligations. If Buyer elects not to terminate the Agreement and proceeds to close the transactions contemplated herein, or if the changes do not constitute a material adverse change in the Business, the Revised Schedules will be deemed the schedules to this Agreement for indemnification and all other purposes.

         6.13 Restriction on Transfer. Seller acknowledges that the Buyer Shares being paid to Seller as the Purchase Price have not been registered under the Securities Act. Seller will not sell or otherwise transfer all or any part of the Buyer Shares acquired by it unless and until it shall first have given notice to Buyer describing such sale or transfer and furnished to Buyer either (i) an opinion, reasonably satisfactory to counsel for Buyer, to the effect that the proposed sale or transfer may be made without registration under the Securities Act, or (ii) a no-action letter from the Securities and Exchange Commission to the effect that no enforcement action will be recommended if the proposed sale or transfer is made without registration under the Securities Act, in either case accompanied by evidence that such transfer will be in compliance with applicable state securities ("blue sky") laws; provided, however, that the foregoing shall not apply with respect to any transfer pursuant to an effective registration statement under the Securities Act. Buyer may place an appropriate legend on the Buyer Shares concerning the restrictions set forth in this Agreement, and Buyer may refuse to transfer the Buyer Shares on its books should the holder thereof attempt to transfer any of the Buyer Shares otherwise than in compliance therewith.

         6.13     Transition Services Agreement.

         Buyer and Seller hereby agree to execute a Transition Services Agreement attached as Exhibit A hereto as of the date of this Agreement to provide for the operation of the Business until the Closing. Upon the Closing, Buyer and Seller will execute a Revised Transition Securities Agreement to provide for the operation of the Business immediately following the Closing.

         6.14     Stockholders Agreement.

         Buyer and Seller hereby agree to execute a Stockholders Agreement, attached hereto as Exhibit B, to be effective as of the Closing Date.

         6.15     Reciprocal Product Resale Agreements.

         Buyer and Seller hereby agree to enter into Reciprocal Product Resale Agreements attached as Exhibit C hereto, to be effective as of the Closing Date.

         6.16     Nomination of Director.

         Buyer hereby agrees that effective upon the Closing, Seller or its designee shall have the right to nominate and elect one director to Buyer's Board of Directors subject to such nominee's approval by Buyer.

         6.17 Merger. Buyer hereby agrees to take all necessary action to merge Target into Buyer promptly after the Closing.

7.       CONDITIONS TO CLOSING.

         7.1      Conditions to Obligation of Buyer.

         The obligation of Buyer to consummate the transactions contemplated to occur on the Closing Date and thereafter under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Buyer):

         (a) All consents, Authorizations, Orders and approvals of, and filings and registrations with any Governmental Authority which are required for or in connection with the execution and delivery by Seller or Target of this Agreement and the other documents and agreements contemplated hereby and the consummation by Seller or Target of the transactions contemplated hereby shall have been obtained or made.

         (b) All consents, authorizations and approvals of non-governmental third parties which are required for the consummation of the transactions contemplated by this Agreement shall have been obtained, or waived by Buyer unless the failure to obtain any such consent, authorization or approval shall not have a material adverse effect upon Buyer's use of the Company and its assets.

         (c) The representations and warranties of Seller to Buyer contained in this Agreement or in any certificate, schedule, exhibit or other agreement delivered pursuant to one or more provisions of this Agreement were true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though made again at and as of that time.

         (d) The covenants and agreements required by this Agreement to be performed or complied with by Seller prior to or at the Closing shall have been performed and complied with in all material respects by Seller.

         (e) There shall not be threatened, pending or in effect any injunction or restraining order sought by any Governmental Authority issued or sought to be issued by a court of competent jurisdiction against the consummation of the transactions contemplated by this Agreement.

         (f) Buyer shall have received the documents and agreements described in Section 8.1.

         7.2      Conditions to Obligation of Seller.

         The obligation of Seller to consummate the transactions contemplated to occur on the Closing Date and thereafter under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Seller):

         (a) All consents, Authorizations, Orders and approvals of, and filings and registrations with any Governmental Authority which are required for or in connection with the execution and delivery by Buyer of this Agreement and the other documents and agreements contemplated hereby and the consummation by Buyer of the transactions contemplated hereby shall have been obtained or made.

         (b) The representations and warranties of Buyer contained in this Agreement or in any certificate, schedule, exhibit or other agreement delivered pursuant to one or more provisions of this Agreement were true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects at and as of the time of Closing with the same effect as though made again at and as of that time.

         (c) The covenants and agreements required by this Agreement to be performed or complied with by Buyer prior to or at the Closing shall have been performed and complied with in all material respects by Buyer.

         (d) There shall not be threatened, pending or in effect any injunction or restraining order sought by any Governmental Authority issued or sought to be issued by a court of competent jurisdiction against the consummation of the sale and purchase of the Company and its assets pursuant to this Agreement.

         (e) Seller shall have received the documents and agreements described in Section 8.2.

8. DOCUMENTS TO BE DELIVERED AT THE CLOSING.

         8.1      Document to be Delivered by Seller.

         At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

         (a) Certificates representing the Target Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer.

         (b) A copy of appropriate corporate resolutions, if any, of Seller authorizing the execution, delivery and performance of this Agreement by Seller and a certificate of the Secretary or Assistant Secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect or evidence that such authorization is not required.

         (c) All third party or governmental consents obtained prior to the Closing.

         (d) An opinion of counsel to Seller, reasonably satisfactory to the Buyer and the Seller.

         (e) A Revised Transition Services Agreement reasonably satisfactory to Buyer and Seller (the "Revised Transition Services Agreement").

         (f) a certificate from Seller, dated the Closing Date, certifying that the conditions specified in Sections 7.1(c) and (d) above have been fulfilled.

         (g) a Stockholders Agreement in the form of Exhibit B attached hereto (the "Stockholders Agreement").

         (h) the Reciprocal Product Resale Agreements in the form of Exhibit C attached hereto (the "Product Resale Agreements").

         8.2      Documents to be Delivered by Buyer.

         At the Closing, Buyer shall deliver to Seller the following:

         (a)      Delivery of the Buyer Shares.

         (b) A copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of the Secretary or Assistant Secretary of Buyer, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect.

         (c) An opinion of counsel to Buyer reasonably satisfactory to the Buyer and the Seller.

         (d)      The Revised Transition Services Agreement.

         (e) A certificate from an officer of Buyer, dated the Closing Date, certifying that the conditions specified in Sections 7.2(b) and (c) above have been fulfilled.

         (f)      The Product Resale Agreements.

         (g)      The Stockholders Agreement.

9.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES: INDEMNIFICATION.

         All representations and warranties and all covenants and agreements in this Agreement shall survive the Closing Date for the period set forth in
Section 9.5 of this Agreement.

         9.1      Indemnification by Seller.

         (a) Breaches, Etc. Subject to the provisions of this Section 9, Seller shall defend, indemnify, reimburse and hold Buyer harmless against any and all damages, losses, deficiencies, costs, liabilities and expenses (including, without limitation, expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding) with respect to any such damages, losses, liabilities and expenses (collectively "Damages") actually incurred or suffered by Buyer on or after the Closing Date arising out of any misrepresentation or breach of any representation, warranty, covenant or agreement made by Seller in this Agreement or in any certificate, schedule, exhibit or other document delivered pursuant to this Agreement or in connection therewith.

         (b) Special Indemnification. In addition to the indemnification set forth in subclause (a) immediately above, Seller shall indemnify Buyer for all Damages arising out of or relating to:

                  (i) any litigation against Target or Target's Properties arising prior to the Closing Date;

                  (ii) title to or claims of infringement against the Intellectual Property of Target;

                  (iii) any liabilities of Seller other than those contributed to Target as set forth in Schedule 4.12; and

                  (iv) any claim against Target or Target's Properties which relates to applicable bulk sales transfer statutes.

         9.2      Indemnification by Buyer.

         Subject to the provisions of this Section 9, Buyer shall defend, indemnify and hold Seller harmless against any and all Damages actually incurred or suffered by Seller on or after the Closing Date arising out of any misrepresentation or breach of any representation, warranty, covenant or agreement made by Buyer in the Agreement or in any certificate, schedule, exhibit or other document delivered pursuant to this Agreement or in connection therewith.

         9.3      General Indemnification Procedures.

         The party seeking indemnification (the "Indemnified Party") shall give written notice to the party or parties from whom such indemnification is sought (the "Indemnifying Party") of any claim or the commencement of any action, suit or proceeding in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. Such notice shall be given within thirty (30) days of the time at which the Indemnified Party received notice of such claim, action, suit or proceeding. The Indemnifying Party shall have the right to undertake, by counsel of its own choosing, at its expense, the defense of any such action, suit or proceeding involving a third party. The Indemnified Party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the sole expense of the Indemnified Party unless (i) the employment of counsel by the Indemnified Party has been authorized by the prior written consent of the Indemnifying Party,
(ii) the Indemnified Party and its counsel have reasonably concluded that there may be legal defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party) or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the Indemnifying Party, and the Indemnifying Party shall reimburse or pay such fees and expenses as they are incurred; provided , however, that with respect to Clause (ii) of this Section 9.3(a), the Indemnifying Party shall not be responsible for such fees and expenses of Indemnified Party's counsel with respect to defenses already being asserted by the Indemnifying Party. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearing, trials and appeals, as may be reasonably requested in connection therewith.

         9.4      Arbitration.

         After the Closing, any controversy or claim arising out of or relating to this Agreement (including, without limitation, the indemnification provisions of this Section 9) shall be settled by arbitration in accordance with the prevailing Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be held in Atlanta, Georgia before a panel of three

(3) arbitrators, one selected by Seller, one selected by Buyer and the third selected by mutual agreement of the first two arbitrators. Any controversy or claim regarding liability of a party to this Agreement for any action, suit or proceeding by a third party shall not be finally resolved until the action, suit or proceeding is finally resolved. Judgement upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

         9.5      Certain Limitations.

         (a) Dollar Limits. Seller shall not have liability for Damages under this Section 9 unless (and then only to the extent that) such Damages in the aggregate exceed $5,000 and the aggregate liability of Seller for Damages under this Section shall not exceed $500,000 (the "Liability Cap"); provided, however, that Seller shall be liable for one half of any Damages under this
Section 9 that in the aggregate exceed $100,000 up to the Liability Cap. The foregoing limitations shall not apply to any intentional misrepresentations or breaches.

         (b) Time Limits. Seller shall have no liability for damages under this Section 9 unless Buyer notifies Seller of a claim therefore on or before August 5, 2000.

         9.6      Payment.

         Upon the determination of the liability under Section 9.1 or 9.2 hereof, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. In the event that the indemnified party is not paid in full for any such claim pursuant to the foregoing promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to setoff the unpaid amount of any such claim against any amounts owed by it under any agreements entered into pursuant to this Agreement or the related transaction documents. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

10.      MISCELLANEOUS.

         10.1     Finders, Etc.

         Each party covenants and agrees with the other that it has not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated by it.

         10.2     Governing Law.

         This Agreement shall be governed by and construed in accordance with the law of the State of Georgia, without giving effect to the conflicts of law principles thereof.

         10.3     Headings.

         The hearings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

         10.4     Notices.

         All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery;(b) facsimile transmission;(c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

                  If to Buyer, to:           Attention: Juan Milton Garduno
                                             President, Chapala Communications
                                             3000 Northwoods Parkway, Bldg. 330
                                             Norcross, Georgia 30071
                                             Fax:  770-798-1325 (temporary)

                  If to Seller:              Attention: Andres C. Salazar, President
                                             Digital Transmission Systems, Inc.
                                             3000 Northwoods Parkway, Bldg. 330
                                             Norcross, Georgia 30071
                                             Fax:  770-798-1325

                  with copy to:              Mark Wasserman
                                             Sutherland Asbill and Brennan LLP
                                             999 Peachtree Street, NE
                                             Atlanta, Georgia 30309
                                             Fax:  404.853.8806

All such notices and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address, or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and telephonic confirmation of receipt. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

         10.5     Separability.

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         10.6     Waiver.

         The failure of either party hereto at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. The waiver by either party of any condition, or the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement or the other agreements contemplated hereby, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein or therein contained.

         10.7     No Third Party Beneficiaries; Assignment.

         This Agreement shall inure to the benefit of the parties and their respective successors and permitted assignees. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity, including, without limitation, employees not a party to this Agreement. No assignment of this Agreement or of nay rights or obligations under this Agreement may be made by either party without the prior written consent of the other party and any attempted assignment without that required consent shall be void. No assignment by a party of its rights under this Agreement shall relieve it of any of its obligations to the other party under this Agreement.

         10.8     Maintenance of Books and Records.

         Each of Target, Seller and Buyer shall preserve until the tenth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and
(ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the



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

public generally, or becomes generally known to competitors of such party, its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given, unless another party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party.

         10.9     Payments Received.

         Seller and Buyer each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may have received on or after the Closing that properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts.

         10.10    Time of the Essence; Computation of Time.

         Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or a public or legal holiday, the party having such privilege or duty shall have until 5:00 P.M., Atlanta, GA time on the next succeeding regular business day to exercise such privilege or to discharge such duty.

         10.11    Definitions Regarding Knowledge.

         As used in this Agreement, the term "to the knowledge" of a party and terms of similar import mean the actual knowledge of an executive officer of such party.

         10.12    Counterparts.

         This Agreement may be executed by each party upon a separate copy, and in such case, one counterpart of this Agreement shall consist of enough of such copies to reflect the signatures of all of the parties. This Agreement may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Either party may deliver an executed copy of this Agreement and of any documents contemplated hereby by facsimile transmission to the other party and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

         10.13    Entire Agreement.

         This Agreement (with its Schedules and Exhibits) contains, and is intended as, a complete statement of all the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters and cannot be changed or terminated orally.


                        SIGNATURES ON THE FOLLOWING PAGE

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                           BUYER:

                           CHAPALA COMMUNICATIONS, INC.



                           By:
                              -------------------------------------------------
                           Title:
                                 ----------------------------------------------


                           SELLER:

                           DIGITAL TRANSMISSION SYSTEMS, INC.



                           By:
                              -------------------------------------------------
                           Title:
                                 ----------------------------------------------



                           SOUTHTECH, INC.



                           By:
                              -------------------------------------------------
                           Title:
                                 ----------------------------------------------


                           MIXBAAL, S.A. de C.V.
                           for the limited purposes set forth in Section 5A of this Agreement.



                           By:
                              -------------------------------------------------
                           Title:
                                 ----------------------------------------------